August 24, 2005

Mr. Daniel F. Duchovny

Attorney-Advisor

Office of Mergers & Acquisitions

United States Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Metals USA, Inc.
Revised Schedule 13e-3
Filed on August 5, 2005
File No. 5-51963
Revised Preliminary Merger Materials on Schedule 14A
Filed on August 5, 2005
File No. 0-13123
Form 10-K/A
Draft responses submitted on August 5, 2005
File No. 0-13123

Dear Mr. Duchovny:

On the date hereof, Metals USA, Inc., a Delaware corporation (“Metals USA”), has filed an amended Schedule 14A Preliminary Proxy Statement (the “Amended Proxy Statement”) and, together with the other filing persons named therein (the “Other Filing Persons”), an amended Schedule 13e-3 Transaction Statement (“Amended Schedule 13e-3,” and together with the Amended Proxy Statement, the “Filings”) in response to comments received from the staff of the Securities and Exchange Commission (the “Staff”) set forth in the letter dated August 17, 2005 (the “Comment Letter”) regarding the revised Schedule 13e-3 Transaction Statement and revised Schedule 14A Preliminary Proxy Statement filed with the Commission by Metals USA and the Other Filing Persons on August 5, 2005 in connection with the proposed merger transaction among Flag Holdings Corporation (“Parent”), Flag Acquisition Corporation (“Merger Sub”) and Metals USA.

Pursuant to the Comment Letter, the Staff has requested that each of Metals USA and the Other Filing Persons provide this written statement. Accordingly, the undersigned hereby acknowledges to the Staff that the undersigned is responsible for the adequacy and accuracy of the disclosure in the Filings, except for the adequacy and accuracy of any information in the Filings not supplied by the undersigned. The undersigned further acknowledges that Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filings and that the undersigned may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ John A. Hageman
John A. Hageman

cc:	Melinda Kramer, Esq., Securities and Exchange Commission

Steven Scheinman, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

Lorne Smith, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

August 24, 2005

Mr. Daniel F. Duchovny

Attorney-Advisor

Office of Mergers & Acquisitions

United States Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Metals USA, Inc.
Revised Schedule 13e-3
Filed on August 5, 2005
File No. 5-51963
Revised Preliminary Merger Materials on Schedule 14A
Filed on August 5, 2005
File No. 0-13123
Form 10-K/A
Draft responses submitted on August 5, 2005
File No. 0-13123

Dear Mr. Duchovny:

On the date hereof, Metals USA, Inc., a Delaware corporation (“Metals USA”), has filed an amended Schedule 14A Preliminary Proxy Statement (the “Amended Proxy Statement”) and, together with the other filing persons named therein (the “Other Filing Persons”), an amended Schedule 13e-3 Transaction Statement (“Amended Schedule 13e-3,” and together with the Amended Proxy Statement, the “Filings”) in response to comments received from the staff of the Securities and Exchange Commission (the “Staff”) set forth in the letter dated August 17, 2005 (the “Comment Letter”) regarding the revised Schedule 13e-3 Transaction Statement and revised Schedule 14A Preliminary Proxy Statement filed with the Commission by Metals USA and the Other Filing Persons on August 5, 2005 in connection with the proposed merger transaction among Flag Holdings Corporation (“Parent”), Flag Acquisition Corporation (“Merger Sub”) and Metals USA.

Pursuant to the Comment Letter, the Staff has requested that each of Metals USA and the Other Filing Persons provide this written statement. Accordingly, the undersigned hereby acknowledges to the Staff that the undersigned is responsible for the adequacy and accuracy of the disclosure in the Filings, except for the adequacy and accuracy of any information in the Filings not supplied by the undersigned. The undersigned further acknowledges that Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filings and that the undersigned may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Terry L. Freeman
Terry L. Freeman

cc:	Melinda Kramer, Esq., Securities and Exchange Commission

Steven Scheinman, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

Lorne Smith, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

August 24, 2005

Mr. Daniel F. Duchovny

Attorney-Advisor

Office of Mergers & Acquisitions

United States Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Metals USA, Inc.
Revised Schedule 13e-3
Filed on August 5, 2005
File No. 5-51963
Revised Preliminary Merger Materials on Schedule 14A
Filed on August 5, 2005
File No. 0-13123
Form 10-K/A
Draft responses submitted on August 5, 2005
File No. 0-13123

Dear Mr. Duchovny:

On the date hereof, Metals USA, Inc., a Delaware corporation (“Metals USA”), has filed an amended Schedule 14A Preliminary Proxy Statement (the “Amended Proxy Statement”) and, together with the other filing persons named therein (the “Other Filing Persons”), an amended Schedule 13e-3 Transaction Statement (“Amended Schedule 13e-3,” and together with the Amended Proxy Statement, the “Filings”) in response to comments received from the staff of the Securities and Exchange Commission (the “Staff”) set forth in the letter dated August 17, 2005 (the “Comment Letter”) regarding the revised Schedule 13e-3 Transaction Statement and revised Schedule 14A Preliminary Proxy Statement filed with the Commission by Metals USA and the Other Filing Persons on August 5, 2005 in connection with the proposed merger transaction among Flag Holdings Corporation (“Parent”), Flag Acquisition Corporation (“Merger Sub”) and Metals USA.

Pursuant to the Comment Letter, the Staff has requested that each of Metals USA and the Other Filing Persons provide this written statement. Accordingly, the undersigned hereby acknowledges to the Staff that the undersigned is responsible for the adequacy and accuracy of the disclosure in the Filings, except for the adequacy and accuracy of any information in the Filings not supplied by the undersigned. The undersigned further acknowledges that Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filings and that the undersigned may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ C. Lourenco Goncalves
C. Lourenco Goncalves

cc:	Melinda Kramer, Esq., Securities and Exchange Commission

Steven Scheinman, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

Lorne Smith, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

August 24, 2005

Mr. Daniel F. Duchovny

Attorney-Advisor

Office of Mergers & Acquisitions

United States Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Metals USA, Inc.
Revised Schedule 13e-3
Filed on August 5, 2005
File No. 5-51963
Revised Preliminary Merger Materials on Schedule 14A
Filed on August 5, 2005
File No. 0-13123
Form 10-K/A
Draft responses submitted on August 5, 2005
File No. 0-13123

Dear Mr. Duchovny:

On the date hereof, Metals USA, Inc., a Delaware corporation (“Metals USA”), has filed an amended Schedule 14A Preliminary Proxy Statement (the “Amended Proxy Statement”) and, together with the other filing persons named therein (the “Other Filing Persons”), an amended Schedule 13e-3 Transaction Statement (“Amended Schedule 13e-3,” and together with the Amended Proxy Statement, the “Filings”) in response to comments received from the staff of the Securities and Exchange Commission (the “Staff”) set forth in the letter dated August 17, 2005 (the “Comment Letter”) regarding the revised Schedule 13e-3 Transaction Statement and revised Schedule 14A Preliminary Proxy Statement filed with the Commission by Metals USA and the Other Filing Persons on August 5, 2005 in connection with the proposed merger transaction among Flag Holdings Corporation (“Parent”), Flag Acquisition Corporation (“Merger Sub”) and Metals USA.

Pursuant to the Comment Letter, the Staff has requested that each of Metals USA and the Other Filing Persons provide this written statement. Accordingly, the undersigned hereby acknowledges to the Staff that the undersigned is responsible for the adequacy and accuracy of the disclosure in the Filings, except for the adequacy and accuracy of any information in the Filings not supplied by the undersigned. The undersigned further acknowledges that Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filings and that the undersigned may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

METALS USA, INC.

By:	/s/ John A. Hageman
Name: John A. Hageman
Title: Sr. Vice President and CLO

cc:	Melinda Kramer, Esq., Securities and Exchange Commission

Steven Scheinman, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

Lorne Smith, Esq., Akin Gump Strauss Hauer & Feld LLP (counsel to Metals USA)

August 24, 2005

Mr. Daniel F. Duchovny

Attorney-Advisor

Office of Mergers & Acquisitions

United States Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, DC 20549

Re:	Metals USA, Inc.
Revised Schedule 13e-3
Filed on August 5, 2005
File No. 5-51963
Revised Preliminary Merger Materials on Schedule 14A
Filed on August 5, 2005
File No. 0-13123
Form 10-K/A
Draft responses submitted on August 5, 2005
File No. 0-13123

Dear Mr. Duchovny:

On the date hereof, Metals USA, Inc., a Delaware corporation (“Metals USA”), has filed an amended Schedule 14A Preliminary Proxy Statement (the “Amended Proxy Statement”) and, together with the other filing persons named therein (the “Other Filing Persons”), an amended Schedule 13e-3 Transaction Statement (“Amended Schedule 13e-3,” and together with the Amended Proxy Statement, the “Filings”) in response to comments received from the staff of the Securities and Exchange Commission (the “Staff”) set forth in the letter dated August 17, 2005 (the “Comment Letter”) regarding the revised Schedule 13e-3 Transaction Statement and revised Schedule 14A Preliminary Proxy Statement filed with the Commission by Metals USA and the Other Filing Persons on August 5, 2005 in connection with the proposed merger transaction among Flag Holdings Corporation (“Parent”), Flag Acquisition Corporation (“Merger Sub”) and Metals USA.

Pursuant to the Comment Letter, the Staff has requested that each of Metals USA and the Other Filing Persons provide this written statement. Accordingly, the undersigned hereby acknowledges to the Staff that the undersigned is responsible for the adequacy and accuracy of the disclosure in the Filings, except for the adequacy and accuracy of any information in the Filings not supplied by the undersigned. The undersigned further acknowledges that Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the Filings and that the undersigned may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Eric L. Press
Name: Eric L. Press On behalf of the entities, and in such capacity, as set forth in Annex A.

cc:	Melinda Kramer, Esq., Securities and Exchange Commission

Andrew J. Nussbaum, Esq., Wachtell, Lipton, Rosen & Katz

Annex A

•	Chairman of the Board of FLAG HOLDINGS CORPORATION

•	Chairman of the Board of FLAG ACQUISITION CORPORATION

•	Vice President of AIMV Management, Inc., as the General Partner of APOLLO MANAGEMENT V, L.P.

•	Vice President Apollo Capital Management V, Inc., the General Partner of APOLLO ADVISORS V, L.P.

•	Vice President Apollo Capital Management V, Inc., the General Partner of Apollo Advisors V, L.P., the General Partner of APOLLO INVESTMENT FUND V, L.P.

•	Vice President Apollo Capital Management V, Inc., the General Partner of Apollo Advisors V, L.P., the General Partner of APOLLO OVERSEAS PARTNERS V, L.P.

•	Vice President Apollo Capital Management V, Inc., the General Partner of Apollo Advisors V, L.P., the General Partner of APOLLO NETHERLANDS PARTNERS V(A), L.P.

•	Vice President Apollo Capital Management V, Inc., the General Partner of Apollo Advisors V, L.P., the General Partner of APOLLO NETHERLANDS PARTNERS V(B), L.P.

•	Vice President Apollo Capital Management V, Inc., the General Partner of Apollo Advisors V, L.P., the General Partner of APOLLO GERMAN PARTNERS V GMBH & CO KG